Exhibit 99
HILL-ROM REPORTS FIRST QUARTER REVENUE GROWTH OF 3.0 PERCENT TO $352 MILLION AND EARNINGS PER FULLY DILUTED SHARE FROM CONTINUING OPERATIONS OF $0.23, AN INCREASE OF 15.0 PERCENT FROM THE PRIOR YEAR
•	First quarter constant currency revenue growth of 5.9 percent

•	Economy’s adverse impact on U.S. hospital capital spending offset by rental and international growth, and incremental Liko revenue

•	January restructuring actions to save $12 — $14 million annually beginning in second quarter

•	Management updates annual financial guidance for fiscal year 2009 reflecting continuing pressures on hospital spending

•	Strategic priorities remain unchanged and reflect focus on investing for revenue growth and improving profitability
BATESVILLE, Ind., February 4, 2009 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced unaudited financial results for its fiscal first quarter ended December 31, 2008. Results included revenue of $351.6 million, a $10.2 million or 3.0 percent increase from $341.4 million in the prior year comparable period. On a constant currency basis, revenue increased 5.9 percent. Net income from continuing operations was $14.2 million, or $0.23 per fully diluted share—an increase of 15.0 percent. Adjusted earnings per fully diluted share from continuing operations were $0.25, an increase of 13.6 percent from the prior year. Adjustments experienced in the current year include the effects of lower Liko margins associated with the valuation of acquired inventories and Liko integration costs. Adjustments in the prior year include costs associated with the planned spin-off of the funeral services business and special charges. Unless otherwise indicated, amounts in the current quarter include the results of Liko, acquired on October 1, 2008.
Management Comments
“As we reported last month, U.S. hospital customers made significant and rapid reductions of capital spending during the last half of the quarter on a wide variety of medical technologies, including ours. Because of our diverse portfolio, rental alternatives, the relative strength of our international business and the acquisition of Liko, we were better able to weather the storm in the first quarter,” commented Peter H. Soderberg, president and CEO of Hill-Rom. “As we look forward, we believe U.S. hospitals will continue to reduce or postpone capital purchases as they respond to the effects of the economy on their operations; further, we anticipate that during the second half of the year we might begin to see signs in Europe of softening capital expenditures. All this has led us to update our guidance and present a more cautious outlook for the rest of 2009.”
Soderberg continued, “During these difficult times, however, we remain committed to implementing our multi-year strategy that calls for continued investments in new product development, global strengthening of our field sales and clinical support team, supply chain efficiencies and continuous improvement to expand our operating margins. Reflecting our cost control actions, operating expenses declined 3.6 percent after excluding $7.9 million of Liko operating costs.”
Commenting on the integration of Liko operations, Soderberg stated, “Liko posted sales of $18.4 million, in line with expectations. Our customers are responding well to this latest addition to our patient safety solutions portfolio in the area of safe lifting and mobilization.”

Other first quarter revenue highlights regarding Hill-Rom business segments include:
•	North America Acute Care. Hill-Rom North America Acute Care revenue declined $7.8 million, or 3.7 percent, to $203.5 million. Capital sales decreased 8.3 percent, or $12.6 million, primarily driven by decreases in our patient support systems and architectural products. Despite this negative trend, healthcare information technology showed growth in excess of 20 percent due to the recent launch of the all digital NaviCare ® Nurse Call system.

Rental revenue increased by $4.8 million, or 8.3 percent, during the quarter, due to higher volumes from new product fleet investments in bariatric and wound care and the impact of strategic adjustments made to our sales channel implemented over the last fiscal year.

•	International and Surgical. Hill-Rom International and Surgical capital and rental revenue increased $15.4 million, or 18.4 percent, to $98.9 million, principally driven by the acquisition of Liko and stronger performance of capital sales in Europe and Latin America. Constant currency growth was 28.0 percent, with approximately half related to the Liko acquisition. Capital sales increased $16.4 million, or 23.7 percent, while rental revenue declined by $1.0 million, or 7.2 percent.

•	North America Post-Acute Care. Hill-Rom North America Post-Acute Care revenue increased $2.3 million, or 4.8 percent, to $50.4 million. Capital sales revenue increased by $2.3 million, or 26.7 percent, primarily due to the Liko acquisition, sales channel initiatives and new product sales. Rental revenue was equivalent to the prior year at $39.5 million, with strong respiratory and home care performance offset by continued softness in extended care.
Other Fourth Quarter Financial and Operational Highlights
Gross Profit and Operating Expenses:
•	Hill-Rom gross profit was up slightly from the prior year to $152.5 million, although gross margin declined 110 basis points to 43.4 percent. Capital gross profit declined by 3.8 percent, and gross margin was down 260 basis points versus the prior year due to the reduced volume of North America acute patient support products along with higher growth of lower margin International sales. Capital margins were also negatively impacted by $1.9 million related to the valuation of acquired Liko inventories and a union ratification bonus of $0.9 million incurred in the quarter. Rental gross profit grew by 6.8 percent and associated gross margin improved 180 basis points, due primarily to increased revenue and cost improvement actions within the field service network.
•	Operating expenses as a percent of sales declined 20 basis points to 36.8 percent. General and administrative expenses declined by upper-single-digits, excluding Liko.
•	Cash flow from operations was $34.9 million for the first quarter. Strong collections of our receivables were offset by increases in inventory and the timing of liability payments. The increase in inventory was a direct result of the impact of reduced demand for capital products.
•	Income tax expense in the first quarter reflects an effective rate of 32.4 percent compared to 39.8 percent in the prior year period. The lower rate in the current year is related to the effect of more favorable foreign tax rates and higher discrete income tax benefits, most notably related to the retroactive reenactment of the research and development tax credit. The tax rate excluding these discrete items would have been 38.6 percent in the current period compared to 43.2 percent in the prior year.
Other:
•	On January 14, 2009, the company announced several cost savings actions taken as part of its strategic plan as well as additional measures taken in light of reduced sales volume of U.S. capital products. Actions taken included: 1) Consolidation of certain manufacturing and selected back office operations; 2) Redeployment of U.S. sales and service resources to increase our customer presence and support; 3) Further reduction in non-sales, non-R&D discretionary spending; 4) A voluntary early retirement program and 5) Involuntary job eliminations to reflect lower capital equipment demand and productivity improvements. It is anticipated that the eliminations and operational consolidations will result in approximately $12 to $14 million in annualized savings, about half of which is related to volume declines. Further, the company expects to incur a special charge related primarily to severance, early retirement benefits, and other personnel costs associated with the consolidation of certain operations of approximately $7 to $10 million over the second and possibly third quarters. There also will be additional special charges related to the impairment of assets, lease terminations, and pension and health care plan costs associated with these actions. These measures were implemented in addition to the previously described streamlining actions taken in August 2008.

On March 31, 2008, Hill-Rom completed the spin-off of its funeral services business operating under the Batesville Casket name. Accordingly, the results of operations of the funeral services business, including certain separation related costs and other income and expenses assigned to the funeral services business, have been presented as discontinued operations for all periods presented in the Condensed Consolidated Statements of Income.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, which will be filed later this week.
Financial Guidance Summary For 2009
Management is updating full year 2009 financial guidance initially provided on October 7, 2008 in conjunction with Hill-Rom’s investor conference.
The fundamental change in our outlook relates to North America Acute Care capital sales and the impact of foreign exchange rates. Since late November the company has experienced a significant number of orders frozen due to hospital capital constraints. There is considerable uncertainty as to the depth and duration of future capital expenditure limitations; accordingly, the company’s revised guidance is based on an estimated year-over-year reduction in North America Acute Care capital revenues of 15 to 30 percent. Our fiscal year outlook for the rest of our businesses remains essentially unchanged.
Hill-Rom’s consolidated revenue guidance range for fiscal 2009 is expected to be $1.375 to $1.470 billion which represents a 2.5 to 8.8 percent reduction versus prior year. Earnings per fully diluted share from continuing operations are expected to be $0.66 to $1.05, with adjusted earnings per fully diluted share expected to be $0.82 to $1.18. Financial guidance in tabular format is included as an attachment.
Hill-Rom Holdings, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure excludes strategic developments, undetermined special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EST, 7 a.m. CST, on Thursday, February 5, 2009. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=64491 and will be archived on the company’s website through February 4, 2010 for those who are unable to listen to the live webcast. A replay of the call is also available through February 12, 2009 at 888-203-1112 (719-457-0820 International). Code 7473680 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the recent spin-off of the funeral service business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2008 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc.
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

Condensed Statement of Earnings	1Q09	4Q08	3Q08	2Q08	1Q08
Net revenues
Capital sales	$236.0	$309.3	$249.9	$255.3	$229.5
Rental revenues	115.6	115.0	116.9	119.9	111.9

Total revenues	351.6	424.3	366.8	375.2	341.4
Cost of revenues
Cost of goods sold	146.5	181.3	150.5	150.3	136.5
Rental expenses	52.6	53.4	55.7	57.6	52.9

Total cost of revenues	199.1	234.7	206.2	207.9	189.4
Gross profit
Capital sales	89.5	128.0	99.4	105.0	93.0
Rental revenues	63.0	61.6	61.2	62.3	59.0

Total gross profit	152.5	189.6	160.6	167.3	152.0
As a percentage of sales	43.4%	44.7%	43.8%	44.6%	44.5%

Operating expense	129.5	133.4	137.3	146.9	126.3
As a percentage of sales	36.8%	31.4%	37.4%	39.2%	37.0%

Special charges	—	(20.5)	—	—	(2.3)

Operating profit	23.0	35.7	23.3	20.4	23.4

Other income/(expense), net	(2.0)	(2.9)	(1.3)	(3.5)	(2.8)

Income tax expense (1)	6.8	9.0	0.5	7.5	8.2

Income from continuing operations	$14.2	$23.8	$21.5	$9.4	$12.4

Diluted earnings per share:
Earnings per share from continuing operations	$0.23	$0.38	$0.34	$0.15	$0.20

Average common shares outstanding — diluted (thousands)	62,808	62,734	62,655	62,566	62,403

Dividends per common share	$0.1025	$0.1025	$0.1025	$0.2850	$0.2850

Consolidated Cash Flows from Operations (2)
Cash flow from operations	$34.9	$43.3	$23.0	$84.1	$120.1
Less: capital expenditures	(13.6)	(25.3)	(20.6)	(30.7)	(26.0)

Consolidated free cash flow	$21.3	$18.0	$2.4	$53.4	$94.1

Cash and cash equivalents	$49.5	$221.7	$131.2	$145.9	$125.5
Investment securities (3)	$38.1	$44.9	$46.2	$48.6	$164.3

Hill-Rom Capital Expenditures	$13.6	$25.3	$20.6	$28.7	$23.7
Hill-Rom Depreciation & Amortization	$26.1	$28.1	$25.5	$25.5	$24.4

(1)	For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), $7.8 million ($0.12 per share) of which was recognized in the third fiscal quarter, principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with recently completed tax audits. Discrete tax benefits of $1.3 million were recognized in the first quarter of fiscal 2009, most notably related to the retroactive reinstatement of the research and development tax credit, compared to $0.7 million in the prior year comparable period.

(2)	Consolidated cash flow amounts are “as reported” and thus include cash flows from the funeral services business through March 31, 2008.

(3)	Beginning June 30, 2008, investment securities were classified as long term assets on the balance sheet.

Consolidated Results — Highlights
Revenues — Constant Currency

	Q1 2009	Y/Y Foreign	Q1 2009	Q1 2008	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$203.5	$2.1	$205.6	$211.3	-2.7%
Post Acute Care	50.4	—	50.4	48.1	4.8%
International and Surgical	98.9	8.0	106.9	83.5	28.0%
Eliminations	(1.2)	—	(1.2)	(1.5)	-20.0%

Total	$351.6	$10.1	$361.7	$341.4	5.9%

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing			Income from Continuing
	Operations - 2009			Operations - 2008
		Income	Diluted		Income	Diluted
First Quarter	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$21.0	$6.8	$0.23	$20.6	$8.2	$0.20
Adjustments:
Effect of Liko inventory valuation	1.9	0.5	0.02	—	—	—
Liko acquisition integration charges	0.3	0.1	—	—	—	—
Special charges	—	—	—	2.3	0.9	0.02
Separation costs	—	—	—	0.1	—	—

Income from continuing operations — Adjusted	$23.2	$7.4	$0.25	$23.0	$9.1	$0.22

Note:	Certain per share amounts may not accurately add due to rounding.

Note:	Earnings in the above presentation of adjusted income from continuing operations have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. In the first quarter of fiscal 2009, discrete tax benefits totaled $1.3 million compared to $0.7 million in the prior year comparable period.

Selected Summary Balance Sheet Schedule

	12/31/2008	9/30/2008
Assets
Current Assets
Cash and cash equivalents	$49.5	$221.7
Trade accounts receivable, net of allowances	348.8	395.1
Inventories	127.3	100.0
Other current assets	50.1	55.5

Total current assets	575.7	772.3

Equipment leased to others, net	164.3	171.4
Property, net	124.9	125.4
Goodwill	539.1	422.5
Other assets	221.4	198.3

Total Assets	$1,625.4	$1,689.9

Liabilities
Current Liabilities
Trade accounts payable	$80.7	$99.4
Short-term borrowings	122.0	122.6
Other current liabilities	144.3	172.7

Total current liabilities	347.0	394.7

Long-term debt	100.8	100.2
Other long-term liabilities	115.4	112.4

Total Liabilities	563.2	607.3

Shareholders’ Equity	1,062.2	1,082.6

Total Liabilities and Shareholders’ Equity	$1,625.4	$1,689.9

Financial Guidance for Fiscal Year 2009

	Actual	2009 Range
($ in millions, except EPS)	2008	Low	High

Net Revenues
Capital sales	$1,044	$905	$986
Rental revenues	464	470	484

Total revenues	1,508	1,375	1,470
YoY % Change	11.1%	-8.8%	-2.5%

Capital sales gross margin %	40.7%	40.3%	41.3%
Rental revenues gross margin %	52.6%	52.8%	53.5%
Total gross margin %	44.4%	44.6%	45.4%

Other operating expenses	537	531	550
Special charges and other items (see below)	31	12	9

Operating Profit	103	70	108
Other income / (expense)	(10)	(8)	(8)

Income from Continuing Operations before Income Taxes	93	62	100

Tax Rate	27.3%	32.0%	34.0%

Income from Continuing Operations	$67	$42	$66

Earnings per share — GAAP	$1.07	$0.66	$1.05
Separation costs	0.02	—	—
Special charges (1)	0.22	0.10	0.07
Stock modification charge	0.06	—	—
Loss on extinguishment of debt	0.03	—	—

Liko acquisition inventory step-up	—	0.04	0.04
Liko acquisition integration charges	—	0.02	0.02

Earnings per share — Adjusted (2)	$1.40	$0.82	$1.18

(1)	Special charges in fiscal 2009 include the range of disclosed charges associated with restructuring actions announced by us on January 14, 2009. This range does not include additional yet to be quantified charges related to the impairment of assets, lease terminations and pension and health care plan costs associated with these actions.

(2)	Earnings per share — Adjusted in the above presentation have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For fiscal year 2008, discrete tax benefits totaled $8.3 million ($0.13 per share), while year-to-date discrete tax benefits in fiscal 2009 totaled $1.3 million ($0.02 per share).